Exhibit 10.25

FIRST AMENDMENT
TO MERGER AGREEMENT

This FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is dated as of March 29, 2007 and entered into by and among GoFish Corporation, a Nevada corporation (the “Buyer”), BM Acquisition Corp Inc., a Delaware corporation and wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), Bolt, Inc., a/k/a Bolt Media, Inc., a Delaware corporation (the “Company”), and John Davis, (the “Indemnification Representative”), with reference to that certain Agreement and Plan of Merger dated as of February 11, 2007, by and among the Buyer, the Transitory Subsidiary, the Company and the Indemnification Representative (the “Merger Agreement”). Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Merger Agreement.

WHEREAS, the parties hereto have agreed to amend certain provisions of the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENTS TO PURCHASE AGREEMENT

1.1    Section 4.7 of the Merger Agreement is hereby replaced in its entirety with the following:

(a) Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses and the fees and expenses of each Party’s own financial advisors and investment bankers) incurred in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”). Notwithstanding the foregoing, the Buyer has agreed to pay prior to the Closing on behalf of the Company $200,000 of Transaction Expenses incurred by the Company prior to the Closing (the “Bridge Payment”). Immediately prior to the Closing, the Company will provide to Buyer an itemized and complete list (the “Transaction Expenses List”) of all Transaction Expenses incurred or to be incurred by the Company prior to or in connection with the Closing. Any of the Company’s Transaction Expenses that were not paid by the Company prior to the Closing, shall be paid by the Buyer or the Surviving Corporation to the extent that such Transaction Expenses, including the Bridge Payment, do not exceed $250,000. In the event that the Company’s Transaction Expenses that were not paid by the Company prior to the Closing exceed $250,000 (such expenses, “Excess Transaction Expenses”), then such Excess Transaction Expenses shall be paid by Buyer or the Surviving Corporation and Buyer shall have the right to be reimbursed by the Escrow Agent from the Escrow Fund on a dollar-for-dollar basis. If the Closing does not occur, the Company shall reimburse Buyer for the Bridge Payment as provided in Section 7.2.

(b) In addition, notwithstanding anything herein to the contrary, Buyer shall not be responsible for (i) any fees, costs, expenses or other obligations or liabilities of the Major Stockholders, the Management Shareholders or any other of the Company Stockholders or (ii) any fees, costs, expenses or other obligations or liabilities of the Company incurred in connection with the Merger except those that are solely and directly related to the Merger within the meaning of Revenue Ruling 73-54. Schedule 4.7 sets forth the Company’s good faith estimate of the Transaction Expenses by vendor, category and amount. Notwithstanding any other provision of this Agreement, the fees and expenses of counsel with respect to the Record Label Litigation shall be deemed to be Transaction Expenses. At the Closing, the Buyer shall issue to Savvian, LLC a number of shares of Buyer Common Stock equal to $750,000 divided by (y) the Average Pre-Signing Price and shall issue additional shares of Buyer Common Stock to Savvian, LLC in accordance with Schedule 1.5(a)(v).

1.2    Article V of the Merger Agreement is amended by adding the following to the end thereof:

5.4 Effect of Actions. Effect of Actions. The Company acknowledges that it is aware of that certain civil action captioned Securities and Exchange Commission v. Louis W. Zehil, et al., case no. 07-Civ-1439 (LAP) and the criminal action captioned United States v. Louis W. Zehil (collectively, the “Actions”) and that on March 12, 2007 the Buyer delivered to the Company copies of the civil and criminal complaints filed in the Actions and other information which constitutes all of the material information the Buyer is aware of with respect to the Actions. The Company and the Buyer each agree that the filing of the Actions and the existence of the facts underlying them that have been disclosed by the Buyer to the Company shall not be deemed to have caused a Material Adverse Effect with respect to the Buyer and that such filing and existence shall not be deemed a breach of any representation or warranty made by the Buyer or the Transitory Subsidiary in the Agreement. Section 7.1(e) of the Merger Agreement is hereby replaced in its entirety with the following:

(iii) the Buyer may terminate this Agreement if the Closing shall not have occurred on or before May 31, 2007 (the “Termination Date”) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement):

1.3   Section 7.2 of the Merger Agreement is hereby replaced in its entirety with the following:

Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 7.1, other than a termination by the Company pursuant to Section 7.1(c) or 7.1(f) or a termination by Company or the Buyer pursuant to Section 7.1(g), all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement); provided, however, that in the event of any termination, the Company shall, within fifteen business days of the date of termination, repay to Buyer the Bridge Payment.

(b) In the event of a termination on or before the Termination Date by the Company or pursuant to Section 7.1(g) then, the Company shall pay the Buyer the greater of (x) $5,000,000 or (y) 25% of the amounts payable to the Company or its stockholders pursuant to such Superior Offer. In either case of (x) or (y), the amount held in escrow pursuant to Section 1.9(d) shall be released to the Buyer upon the termination of this Agreement and the additional amounts payable shall be paid to the Buyer upon the closing pursuant to the Superior Offer.

(c) In the event of a termination by the Company pursuant to Section 7.1(c) or 7.1(f) then, the Buyer shall immediately pay the Company in cash an amount equal to $1,500,000, provided that such amount shall be reduced by (i) the Bridge Payment, (ii) any other Transaction Expenses of the Company paid by the Buyer prior to termination and (iii) any amounts paid by the Buyer on behalf of the Company to Lessor for rent obligations.

(d) The Buyer acknowledges that the Company has entered into a Settlement Agreement and Mutual Release dated as of March 6, 2007 by and between the Company, UMG Recordings, Inc., Universal Music Corp., Songs of Universal, Inc, Universal-Polygram International Publishing, Inc., and Rondor Music International and others (the “Settlement Agreement”) to settle, compromise and resolve the Record Label Litigation. In the event of a termination by the Company pursuant to Section 7.1(f) then, the Buyer shall, within five business days after the Termination Date, pay to the Company an amount equal to seventy-five percent (75%) of any incremental amount in excess of the Initial Payment (as defined in the Settlement Agreement), whether by means of penalty or otherwise, payable by the Company for failure to timely pay the Initial Payment.

(e) Each Party acknowledges that the agreements contained in Section 7.2(b) and 7.2(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the other Parties would not enter into this Agreement.

(f) Notwithstanding the foregoing provisions of this Section 7.2, the obligations of the Parties pursuant to Section 4.5(c) (Confidentiality) shall survive any termination of this Agreement.

ARTICLE II
MISCELLANEOUS

2.1      Effect on Merger Agreement. On and after the date of this Amendment each reference in the Merger Agreement to “this Agreement,”
“hereunder,” “hereof,” “herein,” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

2.2      Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

2.3       Counterparts; Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed, for the purposes of this Amendment, original signatures.

2.4      Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affec the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be enforceable as so modified.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

GOFISH CORPORATION

By:  /s/ Tabreez Verjee __________________

Name: Tabreez Verjee __________________

Title: President________________________

BM ACQUISITION CORP INC.

By:  /s/ Tabreez Verjee __________________

Name: Tabreez Verjee ___________________

Title: President________________________

BOLT, INC.

By:  /s/ Aaron Cohen________________ ___

Name: Aaron Cohen ____________________

Title: Chief Executive Officer______________

INDEMNIFICATION REPRESENTATIVE.

By:  /s/ John Davis_____________________

Name: John Davis ______________________

Title: ________________________________